SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No.__)*

                              BRIO TECHNOLOGY INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   109704 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                   May 1, 1998
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
     Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 14 Pages
                       Exhibit Index Contained on Page 12

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 109704 10 6                                            13D        Page 2 of 14 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management III, L.P. ("ICM3")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]    (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       834,957 shares, of which 676,379 shares are directly owned by
                SHARES                                     Integral Capital Partners III, L.P. ("ICP3") and 158,578 shares
             BENEFICIALLY                                  are directly owned by Integral Capital Partners International
            OWNED BY EACH                                  III, L.P. ("ICPI3"). ICM3 is the general partner of ICP3 and the
              REPORTING                                    investment general partner of ICPI3.
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           834,957 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              834,957 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                         [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              5.8%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 109704 10 6                                            13D        Page 3 of 14 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management IV, LLC ("ICM4")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]    (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4                CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       50,190 shares, which shares are directly owned by Integral
                SHARES                                     Capital Partners IV, L.P. ("ICP4").  ICM4 is the general partner
             BENEFICIALLY                                  of ICP4
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           50,190 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               50,190 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                 [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              0.3%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  109704 10 6                                           13D        Page 4 of 14 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners III, L.P. ("ICP3")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]    (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       676,379 shares are directly owned by ICP3.  Integral Capital
                SHARES                                     Management III, L.P. is the general partner of ICP3.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           676,379 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              676,379 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                    [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              4.7%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  109704 10 6                                           13D        Page 5 of 14 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International III, L.P. ("ICPI3")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]    (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Cayman Islands (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       158,578 shares are directly owned by ICPI3.  Integral Capital
                SHARES                                     Management III, L.P. is the investment general partner of ICPI3.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           158,578 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              158,578 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                    [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              1.1%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO.  109704 10 6                                           13D        Page 6 of 14 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV, L.P. ("ICP4")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]    (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       50,190 shares are directly owned by ICP4.  Integral Capital
                SHARES                                     Management IV, LLC is the general partner of ICP4.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           50,190 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               50,190 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                   [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              0.3%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:

                  Brio Technology, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3430 West Bayshore Rd.
                  Palo Alto, CA  94303

ITEM 2(a), (b), (c).       NAME OF PERSON FILING,  ADDRESS OF PRINCIPAL BUSINESS
                           OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

                  This statement is being filed by Integral Capital Management III, L.P., a Delaware limited partnership ("ICM3") and Integral Capital Management IV, LLC, a Delaware limited liability company ("ICM4"). The principal business address of ICM3 and ICM4 is 2750 Sand Hill Road, Menlo Park, California 94025.

                  ICM3 is the general partner of Integral Capital Partners III, L.P., a Delaware limited partnership ("ICP3"), and the investment general partner of Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership ("ICPI3"). ICM4 is the general partner of Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). With respect to ICM3 and ICM4, this statement relates only to ICM3's and ICM4's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP3, ICPI3 and ICP4, and none of ICM3 or ICM4, directly or otherwise hold any Shares. Management of the business affairs of ICM3 and ICM4, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the general partners or managers of ICM3 and ICM 4, respectively such that no single general partner of ICM3 or ICM4 has voting and/or dispositive power of the Shares.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  109704 10 6

ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ]   Broker or dealer  registered under Section 15 of the Exchange
                   Act.
         (b) [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c) [ ]   Insurance  company  as defined  in  Section  3(a)(19)  of the
                   Exchange Act.
         (d) [ ]   Investment   company   registered  under  Section  8  of  the
                   Investment Company Act.
         (e) [ ]   An    investment    adviser   in    accordance    with   Rule
                   13d-1(b)(1)(ii)(E);
         (f) [ ]   An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F);
         (g) [ ]   A parent holding company or control person in accordance with
                   Rule 13d-1(b)(1)(ii)(G);
         (h) [ ]   A savings  association  as  defined  in  Section  3(b) of the
                   Federal Deposit Insurance Act;
         (i) [ ]   A church  plan that is  excluded  from the  definition  of an investment  company under Section  3(c)(14) of the Investment
                   Company Act;
         (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [X].

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

A. Integral Capital Management III, L.P. ("ICM3")

            (a) Amount Beneficially Owned:  834,957
            (b) Percent of Class: 5.8%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote:  -0-
                2. Shared power to vote or to direct vote:  834,957
                3. Sole power to dispose or to direct the disposition:  -0-
                4. Shared power to dispose or to direct the disposition: 834,957

B. Integral Capital Management IV, LLC ("ICM4")

            (a) Amount Beneficially Owned:  50,190
            (b) Percent of Class: 0.3%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote:  -0-
                2. Shared power to vote or to direct vote: 50,190
                3. Sole power to dispose or to direct the disposition:  -0-
                4. Shared power to dispose or to direct the disposition: 50,190

C. Integral Capital Partners III, L.P.

            (a) Amount Beneficially Owned:  676,379
            (b) Percent of Class:  4.7%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote:  -0-
                2. Shared power to vote or to direct vote: 676,379
                3. Sole power to dispose or to direct the disposition:  -0-
                4. Shared power to dispose or to direct the disposition: 676,379

D. Integral Capital Partners International III, L.P.

            (a) Amount Beneficially Owned:  158,578
            (b) Percent of Class: 1.1%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote:  -0-
                2. Shared power to vote or to direct vote: 158,578
                3. Sole power to dispose or to direct the disposition:  -0-
                4. Shared power to dispose or to direct the disposition: 158,578

E. Integral Capital Partners IV, L.P.

            (a) Amount Beneficially Owned:  50,190
            (b) Percent of Class: 0.3%
            (c) Number of shares as to which such person has:
                1.  Sole power to vote or to direct vote:  -0-
                2.  Shared power to vote or to direct vote: 50,190
                3.  Sole power to dispose or to direct the disposition:  -0-
                4.  Shared power to dispose or to direct the disposition: 50,190

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 20, 1998

                                      INTEGRAL CAPITAL MANAGEMENT III, L.P.


                                      By /s/ Pamela K. Hagenah
                                         ---------------------------------------
                                         Pamela K. Hagenah
                                         a General Partner

                                      INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                      By /s/ Pamela K. Hagenah
                                         ---------------------------------------
                                         Pamela K. Hagenah
                                         a Manager


                                      INTEGRAL CAPITAL PARTNERS III, L.P.

                                      By Integral Capital Management III, L.P., its General Partner


                                      By /s/ Pamela K. Hagenah
                                         ---------------------------------------
                                         Pamela K. Hagenah
                                         a General Partner


                                      INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                                      III, L.P.

                                      By Integral Capital Management III, L.P., its Investment General Partner


                                      By /s/ Pamela K. Hagenah
                                         ---------------------------------------
                                         Pamela K. Hagenah
                                         a General Partner


                                      INTEGRAL CAPITAL PARTNERS IV, L.P.

                                      By Integral Capital Management IV, LLC,
                                      its General Partner


                                      By /s/ Pamela K. Hagenah
                                         ---------------------------------------
                                         Pamela K. Hagenah
                                         a Manager

                                  EXHIBIT INDEX

                                                                      Found on
                                                                    Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A:        Agreement of Joint Filing                             13

                                    EXHIBIT A

                            Agreement of Joint Filing


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated October 20, 1998 containing the information required by Schedule 13G, for the 885,147 Shares of capital stock of Brio Technology, Inc. held by Integral Capital Partners III, L.P., a Delaware limited partnership, Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership and Integral Capital Partners IV, L.P., a Delaware limited partnership.

Date:  October 20, 1998

                                      INTEGRAL CAPITAL MANAGEMENT III, L.P.


                                      By /s/ Pamela K. Hagenah
                                         ---------------------------------------
                                         Pamela K. Hagenah
                                         a General Partner


                                      INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                      By /s/ Pamela K. Hagenah
                                         ---------------------------------------
                                         Pamela K. Hagenah
                                         a Manager


                                      INTEGRAL CAPITAL PARTNERS III, L.P.

                                      By Integral Capital Management III, L.P., its General Partner


                                      By /s/ Pamela K. Hagenah
                                         ---------------------------------------
                                         Pamela K. Hagenah
                                         a General Partner

                                      INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                                      III, L.P.

                                      By Integral Capital Management III, L.P., its Investment General Partner


                                      By /s/ Pamela K. Hagenah
                                         ---------------------------------------
                                         Pamela K. Hagenah
                                         a General Partner


                                      INTEGRAL CAPITAL PARTNERS IV, LLC

                                      By Integral Capital Management IV, LLC,
                                      its General Partner


                                      By /s/ Pamela K. Hagenah
                                         ---------------------------------------
                                         Pamela K. Hagenah
                                         a Manager